Exhibit 99.1
For Immediate Release
Suntron Corporation Reports Fourth Quarter and 2006 Year End Results
PHOENIX, AZ — April 3, 2007 — Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today reported net sales of $69.3 million and an operating loss of $4.7 million for the fourth quarter of 2006. These results include $1.7 million of restructuring charges for severance, retention and lease exit costs, primarily associated with the Company’s previously announced decisions to close two U.S. manufacturing operations and to transfer the related business to other Suntron sites.
Net sales for the year ended December 31, 2006 totaled $320.8 million, a 2% decrease from $328.7 million reported for the previous year. Gross profit as a percentage of net sales improved to 5.6% for 2006 compared to 5.1% for 2005. Gross profit includes restructuring charges of $2.9 million for 2006 and $1.2 million for 2005. Net loss for 2006 was $11.9 million as compared to a net loss of $11.3 million for 2005. Included in the net losses are a write-off of debt issuance costs of $1.4 million for 2006, and restructuring charges of $3.5 million for 2006 and $2.1 million for 2005.
“Although the 2006 financial results do not reflect it, we believe the restructuring actions taken during the year have poised the company for a promising future,” stated Paul Singh, Suntron’s president and chief executive officer. “While we have significantly reduced our fixed cost structure through our restructuring efforts, we have also enhanced our sales and marketing resources in order to achieve profitable revenue growth in 2007 and beyond. In addition, during 2006 we reduced our total debt by one-third (over $16 million) and we refinanced our bank debt with a new banking partner,” continued Mr. Singh.
Gross profit for the fourth quarter of 2006 was a loss of $0.1 million, a decrease of $7.1 million as compared to gross profit of $7.0 million in the fourth quarter of 2005. The gross profit results include restructuring costs of $0.1 million for the fourth quarter of 2005 and $1.6 million for the fourth quarter of 2006. Excluding these restructuring costs, gross profit would have been $1.5 million for the fourth quarter of 2006 on a non-GAAP basis. In addition to higher restructuring costs, the decrease in gross profit for the fourth quarter of 2006 was driven primarily by the reduction in net sales from $83.9 million (including $2.5 million of excess inventory sales to customers) for the fourth quarter of 2005 to $69.3 million (including $12.4 million of excess inventory sales to customers) for the fourth quarter of 2006. Sequentially, fourth quarter of 2006 gross profit decreased $4.1 million from gross profit of $4.0 million reported for the third quarter of 2006.
Selling, general and administrative expense (SG&A) decreased to $4.2 million for the fourth quarter of 2006 compared to $5.4 million for the fourth quarter of 2005 and $6.4 million for the third quarter of 2006. The decrease in SG&A for the fourth quarter of 2006 was primarily attributable to decreases in salaries and benefits, and legal fees related to our previously disclosed settlement agreement with Applied Materials, Inc.
Operating loss for the fourth quarter of 2006 was $4.7 million, an increase of $5.9 million as compared to operating income of $1.2 million for the fourth quarter of 2005. Operating results for the fourth quarter of 2006 were adversely impacted by reduced sales levels and increased restructuring expenses. Sequentially, operating loss increased $2.1 million from a loss of $2.6 million for the third quarter of 2006.
Net loss for the fourth quarter of 2006 was $5.7 million, an increase of $5.8 million as compared to net income of $0.1 million for the fourth quarter of 2005. Consequently, loss per share for the fourth quarter of 2006 was $0.21 per share, as compared to breakeven earnings per share for the fourth quarter of 2005. For the third quarter of 2006, net loss was $3.7 million and loss per share was $0.13 per share.

 “We believe that the majority of our restructuring efforts should be complete by the end of the first quarter of 2007. As we execute our 2007 business plan, our focus will be on profitable growth, working capital management, and quality customer service,” concluded Mr. Singh.
About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of products in the industrial, semiconductor capital equipment, aerospace and defense, networking and telecommunications, and medical markets. Headquartered in Phoenix, Arizona, Suntron operates five full-service manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, large scale and complex system integration and test.
Non-GAAP Information
In addition to disclosing results determined in accordance with generally accepted accounting principles (GAAP), Suntron also discloses certain non-GAAP results of operations that exclude certain items. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. The primary measure of our operating performance is net income (loss). However, the Company’s lenders, management and many investment analysts believe that other measures provide additional information to further analyze the Company’s financial performance. Additionally, in evaluating alternative measures of operating performance, it is important to understand that there are no standards for these calculations. Accordingly, the lack of standards can result in subjective determinations by management about which items may be excluded from the calculations, as well as the potential for inconsistencies between different companies that have similarly titled alternative measures. See the tables to this press release for a reconciliation of GAAP amounts to non-GAAP amounts.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other Company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the aerospace and semiconductor capital equipment market segments of the electronics industry; Suntron’s dependence upon a small number of customers; the Company’s ability to attract new customers and retain existing customers; cash availability/liquidity; changes or cancellations in customer orders; the ability to improve future profitability as a result of past restructuring actions, the ability to achieve profitable growth in the future that results from enhanced sales and marketing resources, the risks inherent with predicting cash flows, revenue and earnings outcomes as well as other factors identified as “Risk Factors” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.
Visit www.suntroncorp.com or call 888-520-3382 for more information.
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CONTACT:	Suntron Corporation
Paul Singh, President and CEO
Thomas B. Sabol, Chief Financial Officer
602-789-6600
ir@suntroncorp.com

SUNTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Q4	Q3	Q4	Year Ended
	2005	2006	2006	2005	2006
Net Sales	$83,853	$70,604	$69,286	$328,730	$320,786
Cost of Goods Sold	76,878	66,577	69,420	311,894	302,673

Gross profit (loss)	6,975	4,027	(134)	16,836	18,113

Operating Expenses:
Selling, general and administrative expenses	5,352	6,363	4,203	22,758	22,815
Severance, retention, and lease exit costs	188	123	152	869	619
Related party management and consulting fees	187	188	187	750	750

Total operating expenses	5,727	6,674	4,542	24,377	24,184

Operating income (loss)	1,248	(2,647)	(4,676)	(7,541)	(6,071)
Other Income (Expense):
Interest expense	(1,227)	(1,075)	(1,098)	(4,703)	(5,936)
Gain (loss) on sale of assets	40	(6)	(15)	695	25
Interest and other income	65	25	66	207	103

Total other income (expense)	(1,122)	(1,056)	(1,047)	(3,801)	(5,808)

Net income (loss)	$126	$(3,703)	$(5,723)	$(11,342)	$(11,879)

Earnings (Loss) Per Share (Basic and Diluted)	$0.00	$(0.13)	$(0.21)	$(0.41)	$(0.43)

Weighted Average Shares Outstanding (Basic and Diluted)	27,415	27,551	27,566	27,415	27,525

SUNTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)

	December 31,	October 1,	December 31,
	2005	2006	2006
ASSETS
Current Assets:
Cash and equivalents	$59	$45	$46
Trade receivables	51,377	48,705	40,756
Inventories	61,985	60,801	56,038
Land, building and improvements held for sale, net	18,772	—	—
Prepaid expenses and other	1,430	1,180	1,186

Total Current Assets	133,623	110,731	98,026

Net property and equipment	8,367	6,893	5,184
Goodwill	10,918	10,918	10,918
Debt issuance costs, net	1,586	701	620
Identifiable intangible assets	675	525	475
Deposits and other	180	1,737	1,690

Total Assets	$155,349	$131,505	$116,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$38,605	$30,337	$30,285
Outstanding checks in excess of cash balances	1,039	3,510	804
Borrowings under revolving credit agreement	47,000	24,038	19,759
Accrued compensation and benefits	6,181	7,478	4,721
Current portion of accrued exit costs related to facility closures	494	435	469
Payable to affiliates	501	493	432
Other accrued liabilities	5,934	3,475	3,783

Total Current Liabilities	99,754	69,766	60,253

Long-term Liabilities:
Subordinated debt payable to affiliate	—	10,858	11,353
Other	1,027	1,791	1,755

Total Liabilities	100,781	82,415	73,361

Stockholders’ Equity:
Preferred stock, $.01 par value. Authorized 10,000 shares, none issued	—	—	—
Common stock, $.01 par value. Authorized 50,000 shares; issued and outstanding 27,415, 27,563 and 27,577 shares, respectively	274	275	276
Additional paid-in capital	380,744	381,145	381,329
Deferred stock compensation	(276)	—	—
Accumulated deficit	(326,174)	(332,330)	(338,053)

Total Stockholders’ Equity	54,568	49,090	43,552

Total Liabilities and Stockholders’ Equity	$155,349	$131,505	$116,913

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

	Q4	Q3	Q4	Year Ended
	2005	2006	2006	2005	2006
Net Loss (GAAP)	$126	$(3,703)	$(5,723)	$(11,342)	$(11,879)
Restructuring expenses	281	1,129	1,743	2,114	3,537
Professional fees related to litigation	368	1,211	491	1,480	2,857
Stock compensation (benefit) expense	(94)	291	184	96	861

Net Income (Loss) (Non-GAAP)	$681	$(1,072)	$(3,305)	$(7,652)	$(4,624)

Loss Per Share (GAAP)	$0.00	$(0.13)	$(0.21)	$(0.41)	$(0.43)

Earning (Loss) Per Share (Non-GAAP)	$0.02	$(0.04)	$(0.12)	$(0.28)	$(0.17)

OTHER SELECTED FINANCIAL DATA
(In Thousands)

	Q4	Q3	Q4	Year Ended
	2005	2006	2006	2005	2006
EBITDA	$3,075	$(1,654)	$(3,783)	$1,170	$(1,346)
Cash Flow Provided (Used) by Operating Activities	5,552	(1,273)	5,548	16,500	1,089
Restructuring Charges:
Included in Cost of Goods Sold	93	1,006	1,591	1,245	2,918
Other	188	123	152	869	619
Borrowing Availability (End of Period)	16,184	20,861	18,413	16,184	18,413
Working Capital (End of Period)	33,869	40,965	37,773	33,869	37,773
CALCULATION OF EBITDA
(In Thousands)

	Q4	Q3	Q4	Year Ended
	2005	2006	2006	2005	2006
Net Loss	$126	$(3,703)	$(5,723)	$(11,342)	$(11,879)
Interest Expense	1,227	1,075	1,098	4,703	5,936
Income Tax Expense	—	—	—	—	—
Depreciation and Amortization	1,722	974	842	7,809	4,597

EBITDA	$3,075	$(1,654)	$(3,783)	$1,170	$(1,346)